                               EXHIBIT 12.1
                      SAN DIEGO GAS & ELECTRIC COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                          (Dollars in thousands)
                             1994     1995     1996     1997     1998*    1998**
                           -------- -------- -------- -------- --------- ----------
Fixed Charges:

Interest:
  Long-Term Debt           $ 81,749 $ 82,591 $ 76,463 $ 69,546  $ 54,664   $ 54,664
  Short-Term Debt             8,894   17,886   12,635   13,825    12,933     12,933
  Rate Reduction Bonds           --       --       --       --        --     40,912
Amortization of Debt
 Discount and Expense,
 Less Premium                 4,604    4,870    4,881    5,154     7,749      7,749
Interest Portion of
 Annual Rentals               9,496    9,631    8,446    9,496     8,250      8,250
                           -------- -------- -------- -------- --------- ----------
   Total Fixed
    Charges                 104,743  114,978  102,425   98,021    83,596    124,508
                           -------- -------- -------- -------- --------- ----------
Preferred Dividends
 Requirements                 7,663    7,663    6,582    6,582     6,582      6,582
Ratio of Income Before
 Tax to Net Income          1.83501  1.78991  1.88864  1.91993   1.73993    1.73993
                           -------- -------- -------- -------- --------- ----------
Preferred Dividends
 for Purpose of Ratio        14,062   13,716   12,431   12,637    11,452     11,452
                           -------- -------- -------- -------- --------- ----------
 Total Fixed Charges
  and Preferred
  Dividends for
  Purpose of Ratio         $118,805 $128,694 $114,856 $110,658  $ 95,048   $135,960
                           ======== ======== ======== ======== ========= ==========
Earnings:

Net Income (before
 preferred dividend
 requirements)             $206,296 $219,049 $222,765 $238,232  $191,204   $191,204
Add:
 Fixed Charges
  (from above)              104,743  114,978  102,425   98,021    83,596    124,508
 Less: Fixed Charges
  Capitalized                 1,424    2,040    1,495    2,052       846        846
Taxes on Income             172,259  173,029  197,958  219,156   141,477    141,477
                           -------- -------- -------- -------- --------- ----------
 Total Earnings for
  Purpose of Ratio         $481,874 $505,016 $521,653 $553,357  $415,431   $456,343
                           ======== ======== ======== ======== ========= ==========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Dividends                     4.06     3.92     4.54     5.00      4.37       3.36
                           ======== ======== ======== ======== ========= ==========
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*  Not including interest for rate reduction bonds.
** Including interest for rate reduction bonds.